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                                                                    EXHIBIT 99.1


                            [METROCALL LETTERHEAD]



OCTOBER 17, 1997

FOR IMMEDIATE RELEASE             Contact:  Paul Liberty, VP, Investor Relations
                                                       (703) 660-6677, ext. 6260
                                                 E-mail:  pliberty@metrocall.com


               METROCALL SELLS $200 MILLION IN SUBORDINATED DEBT


         ALEXANDRIA, VIRGINIA, October 17, 1997 - Metrocall, Inc. (NASDAQ: MCLL) announced today that it has agreed to sell $200 million aggregate principal amount of Senior Subordinated Notes due 2007 in a private placement. The Notes will bear interest, payable semi-annually, at a rate of 9.75% and will mature on November 1, 2007. The Notes will be callable beginning November 1, 2002. The Notes will be unsecured obligations of Metrocall, subordinated to all present and future senior indebtedness of Metrocall. The sale of the Notes is expected to be completed on October 21, 1997.

         Metrocall will use the net proceeds of the offering to repay outstanding indebtedness under its senior secured bank credit facility.

         The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United State or any state thereof absent registration or an applicable exemption from registration requirements. The Notes were offered in the United States only to qualified institutional buyers under Rule 144A and certain institutional accredited investors and outside the United States to certain persons in reliance upon Regulation S under the Securities Act.

         Metrocall, Inc. is headquartered in Alexandria, Virginia and will serve approximately 4 million subscribers upon the completion of the merger with ProNet Inc., creating the second largest paging carrier in the United States. Metrocall provides wireless products and services on a local, regional, and nationwide basis. Metrocall's website is at http://www.metrocall.com.


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